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                                                                    EXHIBIT 10.4
KEY BANK AND TRUST
1998 SPECIAL BONUS PLAN FOR DIVISION MANAGERS

Irrespective of the overall profitability of the Bank, certain individual officers in charge of revenue producing division have the ability to earn additional individual bonuses based on the profitability of their Divisions. These bonuses shall equal 1.5% of the pre-tax profitability of their Division based on the Bank's internally prepared profit center reports (subject to any audit adjustments by our independent auditor). In order to receive a bonus, however, a Division Manager's Division must attain a minimum pre-tax return on average assets of 1.5%. The methodology used by the Bank's Chief Financial Officer in preparation of these internal profit center reports is binding on all parties to this arrangement.

Example One - Consumer Loan Division assets at December 31, 1998 - $30 million, net pre-tax profits $1,000,000 - calculate 1.5% of $30 million = $450,000 - pre-tax income exceeds this and Division Manager is eligible for bonus. Example Two- same assets as above but pre-tax profits are $350,000 - no bonus because 1.5% of assets are more than pre-tax profits.

The following officers are eligible as Division Managers under this Special Bonus Plan:

Thomas Juranich, VP - Credit Card Division
George G. Wachter, SRVP - Residential Constr. Lending Div.
Ross L. Brown, VP - Commercial Lending Division
George Harrison, VP - Consumer Lending Division

The bonus shall be payable in cash in the manner following:

1. Two thirds of the amount earned for calendar 1998 shall be paid between 15 and 30 days after completion of the year end audit and issuance of financial reports by our independent auditors.

2. One third of the amount earned for calendar 1998 shall be paid between 15 and 30 days after completion of the year end audit and issuance of financial reports for 1999 by our independent auditors.

If an eligible person under this plan, for any reason, leaves the employ of Key Bank and Trust prior to the close of December 31, 1998, then such person shall not be entitled to share in any bonus, unless otherwise directed by the Board of Directors of Key Bank and Trust and to the extent determined by the Board in its absolute discretion.